                              ARTICLES OF INCORPORATION
                                          OF
                          NICOLLET PROCESS ENGINEERING, INC.


    The undersigned incorporator, a natural person 18 years of age or older, in order to form a corporation under Minnesota Statutes, Section 302A, hereby adopts the following Articles of Incorporation:


                                      ARTICLE I

    The name of this corporation is Nicollet Process Engineering, Inc.


                                      ARTICLE II

    The registered office of this corporation is located at 420 N. 5th Street, Suite 1040, Minneapolis, Minnesota 55401. [As amended and filed with the Secretary of State of the State of Minnesota on April 3, 1990]


                                     ARTICLE III

    The aggregate number of shares of stock which the Corporation is authorized to issue is fifteen million (15,000,000) shares, twelve million (12,000,000) shares of common stock, no par value (hereinafter referred to as "Common Stock") and three million (3,000,000) of which shall be designated preferred stock, no par value (hereinafter referred to as "Preferred Stock"). Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it. The Board of Directors is further authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held. [As amended and filed with the Secretary of State of the State of Minnesota on January 22, 1997]

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                                      ARTICLE IV

    The name and address of the incorporator is James P. Martineau, Lindquist & Vennum, 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402.


                                      ARTICLE V

    No shareholder of this corporation shall have any cumulative voting rights.


                                      ARTICLE VI

    No shareholder of this corporation shall have any preemptive rights to subscribe for, purchase, or acquire any shares of the corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.


                                     ARTICLE VII

    The affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting of the shareholders of this corporation is required for an action of the shareholders, except where Minnesota Statutes, Section 302A requires the affirmative vote of a majority of the voting power of all voting shares.


                                     ARTICLE VIII

    The number of directors of this corporation shall be fixed in the manner provided in the bylaws.


                                      ARTICLE IX

    Any action required or permitted to be taken at a meeting of the board of directors of this corporation not needing approval by the shareholders under Minnesota Statutes, Section 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the board of directors at which all directors were present.

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    IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of February,
1985.



                                       /s/ James P. Martineau
                                       -------------------------
                                       James P. Martineau



STATE OF MINNESOTA )
                   )
COUNTY OF HENNEPIN )

    On this 21st day of February, 1985, personally appeared before me James P. Martineau, to me known to be the person described in and who executed the foregoing Articles of Incorporation, and he acknowledged that he was a person of full age and that he executed the foregoing Articles of Incorporation for the uses and purposes therein expressed.



                                       /s/ Elizabeth A. Martin
                                       -------------------------